Exhibit 99.3

PERFORMANCE MEASURES

With respect to awards granted under the 2018 Incentive Plan that are based on the attainment of performance goals, the Company may base the performance goals on one or more measures including, but not limited to, the following:

•	earnings;

•	earnings per share;

•	residual or economic earnings;

•	economic profit;

•	performance profit;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow (e.g., free cash flow; free cash flow with or without specific capital expenditure target or range; including or excluding divestments and/or acquisitions; total cash flow; cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	gross profit;

•	gross profit return on investment;

•	profit margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues; material margin divided by sales pounds);

•	gross margin return on investment;

•	gross margin;

•	gross margin growth;

•	material margin;

•	material margin growth;

•	operating margin;

•	working capital (e.g., working capital divided by sales; days’ sales outstanding; days’ sales inventory; days’ sales in payables);

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization (“EBITDA”);

•	EBITDA before non-cash stock-based compensation and other adjustments;

•	liquidity measures (e.g., debt-to-capital; debt-to-EBITDA; total debt ratio);

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth;

•	revenue growth outside the United States;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales or market share;

•	sales and administrative costs divided by sales;

•	sales and administrative costs divided by profits;

•	total shareholder return;

•	economic value added;

•	specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee in its sole discretion;

•	the fair market value of a share of common stock;

•	the growth in the value of an investment in the common stock assuming the reinvestment of dividends;

•	reduction in operating expenses;

•	strategic initiative key deliverable metrics consisting of one or more of the following: sustainable development objectives; product development; strategic partnering; research and development; vitality index; market penetration; geographic business expansion goals, cost targets; customer satisfaction; employee satisfaction; management of employment practices and employee benefits; supervision of litigation and information technology; and goals relating to acquisitions or divestitures of subsidiaries; affiliates and joint ventures; or

•	individual performance objectives as may be established by the Compensation Committee in its discretion.